Exhibit 99.5

EXECUTION COPY

VOTING AGREEMENT dated as of December 16, 2013 (this “Agreement”), among AerCap Holdings N.V., a Netherlands public limited liability company (the “Company”), American International Group, Inc., a Delaware corporation (the “Parent”), AIG CAPITAL CORPORATION, a Delaware corporation (the “Seller”), and WAHA AC COÖPERATIEF U.A., a cooperative with excluded liability incorporated under the laws of The Netherlands (the “Stockholder”).

WHEREAS the Company, AerCap Ireland Limited, an Ireland private limited liability company and a wholly owned subsidiary of the Company (the “Purchaser”), the Parent and the Seller have contemporaneously with the execution of this Agreement entered into a Share Purchase Agreement dated as of the date hereof (without regard to any amendments thereof, except solely for amendments that are not material, the “Share Purchase Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Share Purchase Agreement);

WHEREAS the Stockholder is the record or beneficial owner of 29,846,611 ordinary shares of the Company, each having a nominal value of one eurocent (EUR 0.01) (such ordinary shares of the Company, the “Original Shares”, and together with any New Shares (as defined below), the “Subject Shares”; provided, however, that any Original Shares or other Subject Shares shall cease to be Subject Shares when they are sold or otherwise disposed of by the Stockholder); and

WHEREAS as a condition to their willingness to enter into the Share Purchase Agreement, the Company, the Parent and the Seller have requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Share Purchase Agreement, each party hereto agrees as follows:

SECTION 1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company, the Parent and the Seller as follows as of the date hereof:

(a) The Stockholder beneficially owns and owns of record the number of Original Shares set forth in the recitals and such Original Shares constitute all of the ordinary shares of the Company held of record, beneficially owned or for which voting power or disposition is held by the Stockholder. The Stockholder has good and valid title, free and clear of any Encumbrances (other than those contemplated by the Deed of Pledge of Registered Shares dated 6 June 2011 entered into between the Stockholder and HSBC Corporate Trustee Company (UK) Limited (the “Security Agent”), and acknowledged by the Company in a letter of the same date addressed to the Security Agent (together, the “Pledge Agreement”)), to those Original Shares of which it is the record owner or beneficial owner. The Stockholder does not own, of record or beneficially, any option, warrant, call or other right to acquire or receive ordinary shares or other equity or voting interests in the Company. The Stockholder has the sole right to vote and sell, transfer, pledge, encumber, exchange, assign, tender or otherwise dispose of (including by gift, merger or otherwise by operation of Law) (collectively, “Transfer”) its Original Shares, and none of the Subject Shares are subject to any security right (such as right of pledge), voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except as set forth in Sections 4 and 5 of this Agreement or in the Pledge Agreement.

(b) The Stockholder is duly incorporated or otherwise organized and validly existing under the Laws of its jurisdiction of organization and has the requisite power and authority to own its assets and properties and operate its business as now conducted. The Stockholder is in good standing and has all requisite power to enter into, complete the transactions contemplated by, and carry out its obligations under, this Agreement.

(c) The execution and delivery by the Stockholder of this Agreement, the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement do not and will not: (i) violate or result in the breach of any provision of the organizational documents of the Stockholder; (ii) conflict with or violate any Law or Order of any Governmental Authority applicable to, or require any Governmental Approvals to be made or obtained by, the Stockholder (except for any such consents or approvals which have been obtained); or (iii) conflict with or violate, result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, require any consent under or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, any Contract to which the Stockholder is a party or by which it or any of its properties, assets or businesses (including its Subject Shares) is bound or subject.

(d) The execution, delivery and performance by the Stockholder of this Agreement, and the consummation by the Stockholder of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate, association and member action on the part of the Stockholder, and no further approval or authorization shall be required on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder, the Parent and the Seller as follows as of the date hereof:

(a) The Company is validly existing and is a company duly incorporated under the Laws of the Netherlands with full power and authority to conduct such business as it is now conducted, and has been in continuous existence since its incorporation. The Company has all requisite power to enter into, complete the transactions contemplated by, and carry out its obligations under, this Agreement.

(b) The execution and delivery by the Company of this Agreement, the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement do not and will not: (i) violate or result in the breach of any provision of the organizational documents of the Company; (ii) conflict with or violate in any material respect any Law or Order of any Governmental Authority applicable to, or require any Governmental Approvals to be made or obtained by, the Company (except for any such consents or approvals which have been obtained); or (iii) conflict with or violate, result in any breach of, constitute a default (or event which, with the giving or notice or lapse of time, or both, would constitute a default) under, require any consent under or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, any Contract to which the Company is a party or by which it or any of its properties, assets or businesses is bound or subject.

(c) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate and shareholder action on the part of the Company, and no further approval or authorization shall be required on the part of the Company. This Agreement has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

SECTION 3. Representations and Warranties of the Parent and the Seller. Each of the Parent and the Seller hereby represents and warrants to the Company and the Stockholder as follows:

(a) Each of the Parent and the Seller is duly incorporated or otherwise organized and validly existing under the Laws of its jurisdiction of organization and has the requisite power and authority to own its assets and properties and operate its business as now conducted. Each of the Parent and the Seller is in good standing and has all requisite power to enter into, complete the transactions contemplated by, and carry out its obligations under, this Agreement.

(b) The execution and delivery by each of the Parent and the Seller of this Agreement, the performance by each of them of its obligations under this Agreement and the consummation by each of them of the transactions contemplated by this Agreement do not and will not: (i) violate or result in the breach of any provision of the organizational documents of the Parent or the Seller, as applicable; (ii) conflict with or violate in any material respect any Law or Order of any Governmental Authority applicable to, or require any Governmental Approvals to be made or obtained by, the Parent or the Seller, as applicable (except for any such consents or approvals which have been obtained); or (iii) conflict with or violate, result in any breach of, constitute a default (or event which, with the giving or notice or lapse of time, or both, would constitute a default) under, require any consent under or give to any Person any rights of termination, acceleration or cancellation of, or result in a loss of rights under, any Contract to which the Parent or the Seller, as applicable, is a party or by which it or any of its properties, assets or businesses is bound or subject.

(c) The execution, delivery and performance by each of the Parent and the Seller of this Agreement, and the consummation by each of them of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate and shareholder action on the part of the Parent and the Seller, as applicable, and no further approval or authorization shall be required on the part of the Parent or the Seller, as applicable. This Agreement has been duly executed and delivered by the Parent and the Seller. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Parent and the Seller, enforceable against the Parent and the Seller in accordance with its terms.

SECTION 4. Covenants of the Stockholder. The Stockholder irrevocably and unconditionally covenants and agrees as follows:

(a) At any general meeting of the Company called to vote upon the Transaction or any of the other transactions contemplated by the Share Purchase Agreement, or at any postponement, suspension or adjournment thereof, the Stockholder shall vote (or cause to be voted) all of the Subject Shares which the Stockholder is entitled to vote at the time of such general meeting in favor of the approval of the Transaction and the approval of each of the other transactions contemplated by the Share Purchase Agreement.

(b) The Stockholder shall not, and shall not commit or agree to, directly or indirectly, enter into any voting arrangement, whether by proxy, voting agreement or otherwise, that is inconsistent with its voting obligations under this Agreement.

(c) The Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Transaction, submitting the Transaction to a vote at an extraordinary general meeting of the Company and recommending to the stockholders of the Company that they approve the Transaction.

(d) The Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change, of or affecting the Subject Shares or (ii) that the Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any shares of capital stock of the Company, in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”), the New Shares shall constitute Subject Shares to the same extent as if those New Shares were owned by the Stockholder on the date of this Agreement. The Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any affiliate to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation of Law or otherwise, and the Stockholder further agrees to take all actions necessary to effectuate the foregoing.

SECTION 5. Voting by Proxy. (a) Subject to Section 8, the Stockholder hereby irrevocably confirms that it shall vote in favor of the approval of the Transaction and each of the other transactions contemplated by the Share Purchase Agreement and otherwise in accordance with Section 4 of this Agreement by completing the proxy forms distributed by the Company together with the notice of the general meeting, and not by any other means. The Stockholder shall deliver such completed proxy form to the Company no later than one (1) week prior to the date of any general meeting of the Company at which the resolutions referred to in Section 4(a) will be tabled for approval.

(b) The Stockholder represents and warrants to the Company, the Parent and the Seller that any proxies heretofore given in respect of its Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

(c) The Stockholder hereby affirms that, subject to the last sentence of this Section 5(c), the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Share Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked except (i) upon a termination of this Agreement, or (ii) upon a sale or other disposition of Subject Shares (but only with respect to the Subject Shares which have been sold or otherwise disposed of).

SECTION 6. Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or the Parent may reasonably request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies set forth in Section 5 of this Agreement.

SECTION 7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns. Nothing in this Agreement shall prohibit the Stockholder from selling or offering to sell Subject Shares or from taking any other action that may cause them to cease to be Subject Shares.

SECTION 8. Termination. This Agreement and the proxies granted hereby shall terminate upon the earliest of (i) any material amendment of the Share Purchase Agreement, (ii) the Completion, (iii) the occurrence of an Adverse Recommendation Change, (iv) the termination of the Share Purchase Agreement in accordance with its terms and (v) so long as the Stockholder has not breached Sections 4(a) or (b) or 5(a) or (b), the date that is 5 months after the date hereof. The provisions of Section 9 shall survive any such termination of this Agreement.

SECTION 9. General Provisions. (a) Amendments and Waivers. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each of the parties hereto. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege (geen rechtsverwerking). The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested), to the Company, the Parent and the Seller in accordance with clause 20 of the Share Purchase Agreement and to the Stockholder at Teleportboulevard 140, 1043EJ Amsterdam, The Netherlands, with a copy to waha-aer-notice@wahacapital.ae (or at such other address for a party as shall be specified by notice given in accordance with this Section 9(b)).

(c) Interpretation. The words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Section in which the reference appears. Unless the context otherwise requires, references herein: (x) to Sections mean the Sections of this Agreement; and (y) to an agreement, instrument or other document, means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Any reference to a wholly-owned Subsidiary of a Person shall mean such Subsidiary is directly or indirectly wholly owned by such Person. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement and this Agreement shall be interpreted literally not taking into account any other facts or circumstances, including any conduct, actions, statements, intentions, assumptions or beliefs of any of the parties at any time, as this Agreement is the product of negotiations between sophisticated parties advised by counsel. The headings in this Agreement do not affect its interpretation. Any reference to a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established. Any reference to a statute, statutory provision or subordinate legislation (“legislation”) includes references to: (a) that legislation as re-enacted or amended by or under any other legislation before or after the Signing Date; (b) any legislation which that legislation re-enacts (with or without modification); and (c) any subordinate legislation made under that legislation before or after the Signing Date, as re-enacted or amended as described in (a), or under any legislation referred to in (b). Any reference to writing shall include any mode of reproducing words in a legible and non-transitory form. References to one gender include all genders and references to the singular include the plural and vice versa. References to “includes” or “including” or words of similar meaning when used in this Agreement shall mean “including without limitation” unless specified otherwise. English words used in this Agreement intend to describe Dutch legal concepts (unless explicitly defined otherwise) and the consequences of those words under New York law or any other foreign law shall be disregarded.

(d) No Rescission. Each party to this Agreement hereby waive their rights under Articles 6:265 to 6:272 inclusive and 6:228, respectively, of the Dutch Civil Code to rescind (ontbinden) or nullify (vernietigen) on the ground of error (dwaling), or demand in legal proceedings the rescission (ontbinding) or nullification (vernietiging) of, this Agreement.

(e) No Partnership. Nothing in this Agreement shall be taken to constitute a partnership between any of the parties to this Agreement or the appointment of the parties to this Agreement as agent for the others.

(f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Any term or provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable. Upon any determination that any term or provisions of this Agreement is held invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be completed as originally contemplated to the greatest extent possible.

(g) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such agreement.

(h) English Language. This Agreement is in the English language and if this Agreement is translated into another language, the English language text shall prevail. Each notice or other communication under or in connection with this Agreement shall be in English.

(i) Governing Law; Jurisdiction. This Agreement, all transactions contemplated by this Agreement, and all claims and defenses of any nature (including contractual and non-contractual claims and defenses) arising out of or relating to this Agreement, any transaction contemplated by this Agreement, and the formation, applicability, breach, termination or validity of this Agreement, shall be governed by and construed in accordance with the Laws of the Netherlands without giving effect to any conflicts of law principles that would apply the Law of another jurisdiction. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or the transactions contemplated by this Agreement or the formation, applicability, breach, termination or validity thereof, shall in the first instance be settled by the courts of Amsterdam, The Netherlands.

(j) Specific Performance. The parties hereby agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor and that the right of specific enforcement is an integral part of this Agreement and without that right, none of the Company, the Stockholder, the Parent or the Seller would have entered into this Agreement. It is accordingly agreed by the parties hereby that, prior to any termination of this Agreement in accordance with its terms, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement by the Company, the Stockholder, the Parent or the Seller is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Company, the Stockholder, the Parent or the Seller otherwise have an adequate remedy at law. The parties further acknowledge and agree that it is their anticipation and expectation that specific enforcement will be the primary remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.

(k) Limitation of Liability. Under no circumstances whosoever shall the Stockholder or any of its affiliates or any of its or their respective officers, directors, shareholders, employees, agents or representatives be liable in damages or for any monetary penalty, fine or other monetary obligation arising out of or in connection with this Agreement. The sole and exclusive remedy available against the Stockholder shall be the equitable relief provide for in Section 9(j).

(l) No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and is not intended to and shall not confer upon any other Person any rights (geen derdenbeding) (except the rights conferred upon those Persons specified as proxies in Section 5), benefits or remedies of any nature under or by reason of this Agreement. Accordingly, any Person who is not a party to this Agreement may not enforce any of its terms.

(m) Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such fees, costs and expenses.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company, the Stockholder, the Parent and the Seller have caused this Agreement to be signed by its officer thereunto duly authorized, all as of the date first written above.

AERCAP HOLDINGS N.V.,

by	/s/ Marnix den Heijer
Name: Marnix den Heijer
Title: Attorney-in-Fact

WAHA AC COÖPERATIEF U.A.,

by	/s/ Michael Raynes
Name: Michael Raynes
Title: Director

AMERICAN INTERNATIONAL GROUP, INC.,

by	/s/ Peter L. Juhas
Name: Peter L. Juhas
Title: VP, Global Head of Strategic Planning

AIG CAPITAL CORPORATION,

by	/s/ William N. Dooley
Name: William N. Dooley
Title: E.V.P. Investments

10